For Immediate Release
Phoenix, Arizona - April 19, 2006
Contact:
David Jackson, CFO
(602) 269-2000

Knight Transportation Posts Record Revenue and Net Income for the First Quarter of 2006

Knight Transportation, Inc. (NYSE: KNX) announced today its financial results for the quarter ended March 31, 2006. Earnings per share amounts reflect the company’s 3-for-2 stock split effective December 23, 2005.

For the quarter, total revenue increased 22.0%, to $149.0 million from $122.2 million for the same quarter of 2005. Revenue, before fuel surcharge, increased 16.4%, to $129.3 million from $111.1 million for the same quarter of 2005. Net income increased 24.1%, to $15.8 million from $12.8 million for the same period of 2005. Net income per diluted share increased to $0.18 from $0.15 for same quarter 2005.

The company previously announced cash dividends of $.02 per share to shareholders of record on January 31, 2006, which was paid on February 14, 2006 and $.02 per share declared on March 13, 2006, for shareholders of record on March 23, 2006, which was paid on March 31, 2006.

Chairman and Chief Executive Officer, Kevin P. Knight, offered the following comments:

“During the first quarter our revenue growth was driven by a combination of fleet expansion and increased revenue per mile. We benefited from the opening of three new service centers and increasing business at our existing centers.

“For the 45th consecutive quarter since going public, Knight Transportation generated higher year-over-year operating income. Our operating ratio of 79.8% represented a 120 basis point improvement over the 2005 quarter, and was our best first quarter operating ratio since March of 1994. Our net income, as a percentage of revenue before fuel surcharge, was 12.2%, which represented the best first quarter in our history.

Positive results in insurance and claims, used equipment sales, and fuel surcharge collection, as well as our constant focus on cost controls, more than overcame expense increases relating to recording stock option expenses, higher prices of revenue equipment and diesel fuel, declining fuel efficiency due to emissions control regulations, and increases in driver compensation. The first quarter of 2006 marked our adoption of SFAS 123R, which requires expensing of stock options. At Knight Transportation, we have a broad-based stock option program with approximately 1,002 participants. The non-cash expense associated with expensing stock options affected our operating ratio by approximately 50 basis points for the first quarter of 2006.

“During the quarter, average tractors operated increased 16.3% over the first quarter of 2005. We purchased 329 new tractors during the quarter, 266 of which replaced existing units and 63 were for expansion. We also purchased 324 new trailers, 243 of which replaced existing units. For the quarter we invested $27.2 million in net capital expenditures. At March 31, 2006, our balance sheet reflected $27.8 million in cash, $2.9 million in short-term investments, zero debt, and $369.0 million in shareholders’ equity.”

“For the remainder of 2006, we plan to continue to grow our fleet by approximately 15% year-over-year. Assuming GDP growth remains favorable, we believe that our markets will continue to offer an environment for rate increases to offset the additional costs associated with driver pay, fuel, and the introduction of the federally mandated 2007 engines.”

The company will hold a conference call on April 20, 4:00 p.m. ET, to further discuss its results of operations for the quarter ended March 31, 2006. The dial in number for this conference call is 800-350-3624.

Knight Transportation, Inc. is a truckload carrier offering dry van, refrigerated, and brokerage services to customers through a network of service centers located throughout the United States. As “Your Hometown National Carrier,” Knight strives to offer customers and drivers personal service and attention through each service center, while offering integrated freight transportation nationwide and beyond through the scale of one of North America’s largest trucking companies. The principal types of freight we transport include consumer staples, retail, paper products, packaging/plastics, manufacturing, and import/export commodities.

INCOME STATEMENT DATA:	Three Months Ended March 31,
	(Unaudited, in thousands, except per share amounts)

	2006	2005
REVENUE:
Revenue, before fuel surcharge	$129,339	$111,074
Fuel surcharge	19,713	11,107
TOTAL REVENUE	149,052	122,181

OPERATING EXPENSES:
Salaries, wages and benefits	43,201	36,918
Fuel expense - gross	36,022	25,841
Operations and maintenance	9,427	7,632
Insurance and claims	5,754	6,365
Operating taxes and licenses	3,251	2,929
Communications	1,310	976
Depreciation and amortization	14,600	12,309
Lease expense - revenue equipment	109	-
Purchased transportation	7,907	6,484
Miscellaneous operating expenses	1,373	1,580
	122,954	101,034
Income From Operations	26,098	21,147

Interest income	284	110

Income Before Income Taxes	26,382	21,257
INCOME TAXES	10,550	8,500

NET INCOME	$15,832	$12,757
Net Income Per Share
- Basic	$0.18	$0.15
- Diluted	$0.18	$0.15
Weighted Average Shares Outstanding
- Basic	85,752	85,121
- Diluted	87,260	87,047

BALANCE SHEET DATA:
	3/31/2006	12/31/2005
ASSETS	(Unaudited, in thousands)
Cash and cash equivalents	$27,816	$18,809
Short term investment	2,924	2,278
Restricted Cash	-	211
Accounts receivable, net	68,925	79,848
Notes receivable, net	248	241
Inventories and supplies	3,544	3,355
Prepaid expenses	8,607	7,156
Income tax receivable	-	-
Deferred tax asset	8,491	8,533
Total Current Assets	120,555	120,431

Property and equipment, net	366,087	352,339
Notes receivable, long-term	372	344
Goodwill	8,439	8,119
Other Assets	3,451	2,594

Total Assets	$498,904	$483,827

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$6,769	$7,464
Accrued payroll	4,997	5,452
Accrued liabilities	16,451	13,307
Dividends payable	-	1,713
Other current liabilities	-	211
Claims accrual	23,508	26,155
Total Current Liabilities	51,725	54,302

Deferred Income Taxes	78,152	76,597

Total Liabilities	129,877	130,899

Common stock	858	857
Additional paid-in capital	89,133	87,148
Retained earnings	279,036	264,923
Total Shareholders' Equity	369,027	352,928

Total Liabilities and Shareholders' Equity	$498,904	$483,827

	Three Months Ended March 31,
	2006	2005
	(Unaudited)	(Unaudited)

OPERATING STATISTICS			%
			Change
Average Revenue Per Loaded Mile*	$1.668	$1.635	2.0%

Average Revenue Per Total Mile*	$1.464	$1.433	2.2%

Empty Mile Factor	12.2%	12.4%	-1.6%

Average Miles Per Tractor	26,490	27,245	-2.8%

Average Length of Haul	573	565	1.4%

Operating Ratio**	79.8%	81.0%

Average Tractors - Total	3,290	2,830	16.3%

Tractors - End of Quarter:
Company	3,097	2,661
Owner - Operator	228	230
	3,325	2,891

Trailers - End of Quarter	7,966	7,143

Net Capital Expenditures (in thousands)	$27,168	$13,266

Cash Flow From Operations (in thousands)	$39,279	$25,849

*	Excludes fuel surcharge.

**
Operating ratio as reported in this press release is based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. Revenue from fuel surcharge is available on the accompanying statements of income. We measure our revenue, before fuel surcharge, and our operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as "expects," "estimates," "anticipates," "projects," "believes," "plans," "intends," "may," "will," "should," "could," "potential," "continue," "future," and terms or phrases of similar substance. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Accordingly, actual results may differ from those set forth in the forward-looking statements. Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, stockholder reports, Annual Report on Form 10-K, and other filings with the Securities Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Contact:     Dave Jackson, CFO, at (602) 269-2000

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